Exhibit 6.01

                                LICENSE AGREEMENT

         THIS AGREEMENT is made effective as of the 1st day of October 1999 (the "Effective Date"), by and between ID Technologies Corporation, a North Carolina corporation, having a place of business and address of 2506 West Nash Street, Suite C, Wilson, North Carolina 27893 (the "Licensor"), and BrentScott Associates, LLC, having a place of business and address of 5050 Barney Road, Suite A, Traverse City, MI 49684 (the "Licensee") (together, the "Parties").

         WHEREAS, Licensor owns all right, title and interest in United States Patent No. 5,623,552 (the '552 Patent), dated April 22, 1997, and entitled "Self-Authenticating Identification Card With Fingerprint Identification".

         WHEREAS, Licensor has obtained from Technical Partners (defined below) a license to practice and use Technical Partners' inventions and patent(s) (hereinafter referred to as "Technical Partners' Technology") in the Field of License (defined below), to the extent to which they pertain to the subject matter described and claimed in the '552 Patent and has further obtained from Technical Partners' the right to sublicense such Technical Partners' Technology in said Field of License to Licensee.

         WHEREAS, Licensor desires to grant to Licensee an exclusive and transferable license (subject to the provisions of 2.1) to the '552 Patent and also the Technical Partners Technology to facilitate Licensee's application of the '552 Patent technology, and Licensee desires to receive such license and technology pursuant to the terms of this Agreement.

         NOW, THEREFORE, the Parties agree that for and in consideration of the mutual obligations contained herein, the receipt and sufficiency of which is acknowledged, the Parties do hereby agree as follows:

                                 1.0 DEFINITIONS

1.1 "SYSTEM" means Licensor's fingerprint identification technology described and claimed in the '552 Patent and the Licensor Technology (defined below).

1.2 "LICENSED PATENTS" means the '552 Patent and other patents licensed to Licensee hereunder.

1.3 "SUBSIDIARY" means a corporation, company or other entity more than fifty percent of whose outstanding shares or securities (representing the right, other than as affected by events of default, to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled directly by a corporation, company or other entity which is a party to this Agreement (either by Licensee or the Licensor), so long as such ownership or control exists.

1.4 "LICENSEE TECHNOLOGY" means presently existing or future developed inventions, patents, and technology of Licensee relating to the subject matter of the '552 patent and licensed or otherwise transferred to Licensor pursuant to this Agreement.

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1.5      "TECHNICAL PARTNERS" Licensor's partners that develop and apply technology covered by or related to the subject matter described and claimed in the '552 Patent.

1.6      "LICENSOR AFFILIATE" shall mean a Subsidiary of Licensor.

1.7 "LICENSOR TECHNOLOGY" means and includes the Licensed Patents as well as all present and future intellectual property including rights in inventions, patents, trade secrets, copyrights and other technology, and any portion thereof, associated with or supportive of use of the System, which Licensor owns or is authorized to license or otherwise transfer to Licensee under this Agreement and which Licensor receives either from Licensee or Technical Partners, and includes present and future Licensee and Technical Partners' Technology, as well as other technology acquired by Licensor with respect to which Licensor has the right to license.

1.8 "FIELD OF LICENSE" means identification, access, and security cards, associated systems and equipment of whatever type used for all fields, except for the Excluded Fields of License, which are not part or otherwise encompassed by "Field of License," unless one or more of Excluded Fields of License (defined below) are acquired pursuant to
         Article 9 of this Agreement.

1.9 "EXCLUDED FIELDS OF LICENSE" means the several Fields of License and described in Schedule A attached hereto.

1.10 "LICENSED PRODUCT" means any product or component of a product which incorporates some or all of Licensor's Technology, or whose manufacture, sale or use would infringe directly, contributorily, or by inducement any claim of the '552 Patent or any other patent licensed hereunder.

1.11 "AUTHORIZED SOURCE" means a company selected by Licensor to manufacture the Licensed Product or a company selected by Licensee with Licensor's written approval pursuant to Article 3.0 below.

1.12 "THE RECITALS AND ATTACHED SCHEDULE" set forth in the "Whereas" provisions on page 1 of this Agreement and the Schedule(s) attached hereto are incorporated herein by reference and are made a part of this Agreement herein.

  2.0 GRANT OF EXCLUSIVE TECHNOLOGY LICENSE
      AND LICENSEE'S INTENDED INDUSTRIES

2.1 GRANT. Licensor hereby grants and conveys to Licensee, subject to the express limitations of this Agreement and to the extent that it lawfully may issue an exclusive license to: (a) make and sell the System or any component thereof only in the Field of License (b) to use such certification mark(s), trademark(s) and/or other marking(s) on Licensed Products pursuant to Article 14; and (c) to disclose the System to its Authorized Sources and others necessary for its practice by Licensee, subject, however, to the confidentiality duty set forth in
         Article 22 within the member States of the Gulf Cooperation Counsel
         (GCC) States in the Middle East consisting of the Kingdom of Saudi Arabia, Kuwait, Bahrain, U.A.E., Oman and Qatar. Due to the unique business rules for the conduct of business in the Middle East, it is understood by the Licensor that

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         it is operationally essential that the Licensee be able to grant a
         "sub-license" to selected business partners and that it is not possible for the Licensee to independently operate in the GCC target market area as defined above without a partner and the ability to a "sub-license".

2.2 LICENSEE'S INTENDED INDUSTRIES. Simultaneous with execution of this Agreement, Licensee shall indicate in writing on attached Schedule C, the industries within the Field of License that Licensee intends to pursue under this Agreement. It is understood that Schedule C is merely for Licensor to determine the identity of those industries to which its System may be sold or otherwise transferred by the exclusive Licensee, and is not binding on the Licensee.

   3.0   LICENSEE CERTIFICATE OF LICENSE AND
         AUTHORIZED SOURCE OF LICENSED PRODUCT

3.1 AUTHORIZED SOURCE LIST. Licensor shall provide Licensee, in a writing, the name and address of at least one company, to be designated as an Authorized Source, with the expertise, skill, and knowledge to manufacture and produce Licensee's designated ones of the Licensed Products within Licensee's Field of License according to Licensee's specifications and which Licensee is prepared to develop and market. The date of the writing required by this Article 3.1 shall determine the date upon which the Term of this Agreement, specified in Article 12.0, begins.

3.2 ADDITIONAL AUTHORIZED SOURCES. At any time during the term of this Agreement, the Licensee may request adding to the list of Authorized Sources one or more manufacturers of Licensed Products within Licensee's Field of License. Such request shall affirmatively state that the Licensee has investigated the proposed source and has an adequate basis for believing that the proposed source can manufacture the particular Licensed Product of interest to the Licensee to such standards of quality and grade at least equal to and in all respects not less reliable than the Authorized Sources identified by Licensor pursuant to Article 3.1. Licensor, not more than thirty (30) days after it receives the proposed Additional Authorized Sources from Licensee, shall advise Licensee with respect to such request, and shall not unreasonably reject such proposed source.

3.3 LICENSEE CERTIFICATE OF LICENSE. Simultaneous with the execution of this Agreement, Licensor shall complete a Licensee Certificate of License, a blank copy of which is attached hereto as Schedule B. The completed Licensee Certificate of License shall include Licensee's corporate name, business address, telephone number, and shall include a licensee number assigned by Licensor. Each Authorized Source will have a list of valid licensee numbers. An Authorized Source is not authorized by Licensor to manufacture and/or transfer Licensed Products to Licensee, unless Licensee first presents to the Authorized Source a Licensee Certificate of License containing a valid licensee number.

3.4 PROCUREMENT. Licensee shall procure the Licensed Product only from an Authorized Source, and only by presenting to the Authorized Source the Licensee Certification of License.
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3.5      LICENSEE NOT OBLIGATED TO PURCHASE FROM PERSONS SELECTED BY LICENSOR.
         The Licensee acknowledges that it is not required to obtain the product from any person affiliated with the Licensor, and that it has a full and sufficient opportunity to seek out alternative sources of the product and will take such advantage of that opportunity as it independently elects, relying exclusively on its own business judgment and not on the recommendation of the Licensor for that purpose. The Licensee further warrants that it will conduct its own inspection of any Authorized Source whose identity is provided to the Licensee by the Licensor and will independently determine the capability and quality of such Authorized Source to meet the requirements of the Licensee, and will not rely on the judgment of the Licensor for that purpose. The Licensor makes no warranty or representation whatsoever as to the capabilities or performance of any Authorized Source, and expressly disclaims all such warranties and representations.

                 4.0 LICENSEE'S RIGHT TO PROPOSE SPECIFICATIONS

         The Licensee shall have the right to propose modifying Licensed Product specifications in a manner that would permit the Licensed Product to better service customers in the Field of License. Licensor has the right to reject such modifications, if such modified specifications call for a Licensed Product of a lesser grade or quality than desired by Licensor or a Licensed Product likely to impair consumer acceptance of the Licensed Products.

               5.0 DEVELOPMENT OF PROTOTYPES OF LICENSED PRODUCTS

5.1 Upon selection of an Authorized Source for the first selected Licensed Product within Licensee's Field of License which Licensee stands ready to procure, develop and market in commercial quantities at reasonable prices, Licensee shall promptly and forthwith proceed to procure such selected Licensed Product in prototype form from such Authorized Source, and upon procurement thereof provide Licensor with a sample thereof.

5.2 Licensor shall within forty (40) days after receipt of a sample of Licensee's first selected Licensed Product in a prototype form suitable for reproduction in commercial quantities promptly notify Licensee of its approval or disapproval thereof. In the event that the Licensor shall fail to reply within said forty (40) days, the proposed prototype form shall be deemed to be approved by Licensor. In the event of approval, which shall not be unreasonably withheld, Licensee shall use its best efforts to commence production, marketing, and sale of such first selected Licensed Product in the Field of License. In the event of disapproval, Licensor shall inform Licensee of the reasons therefore and Licensee shall promptly take steps to improve such prototype of the first selected Licensed Product and shall again submit such prototype to Licensor for approval in accordance with the terms of this Article 5.2.

5.3 After introduction and marketing of the first selected Licensed Product as referred to above, Licensee shall proceed to select the next and subsequent Licensed Products in the same manner as set forth above and shall again submit such prototype to Licensor for approval in accordance with the terms of Article 5.2.

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               6.0 WARRANTIES AND REPRESENTATIONS OF THE PARTIES

6.1      LICENSORS WARRANTIES AND REPRESENTATIONS

         6.1.1    LICENSOR TECHNOLOGY.

                  (a) The Licensor warrants that it is the owner of all right, title and interest in Letters Patent of the United States, No. 5,623,552 dated April 22, 1997, and entitled Self Authenticating Identification Card With Fingerprint Identification," and has the right to grant licenses to others to manufacture, use, and sell, products covered by the patent, and further warrants that it has the right to license the System to Licensee pursuant to the terms of this Agreement.

                  (b) Licensor also warrants that it has obtained from Technical Partners a license in the Field of License to receive certain of Technical Partners' Technology to the full extent to which such technology pertains to the subject matter described and claimed in the '552 Patent and has further obtained from Technical Partners the right to sublicense such Technical Partners' Technology in said Field of License to Licensee.

                  (c) Licensor fully warrants and shall warrant throughout the term of this Agreement that it has full, unrestricted right to grant to Licensee the rights granted in Article 2.0.

         6.1.2 PROSECUTION OF LICENSOR PATENTS. Licensor shall maintain the '552 Patent and any other presently or future existing United States or foreign patents owned by Licensor and relating to the System.

         6.1.3 LICENSOR BEST EFFORTS. Licensor shall use its best efforts to develop, improve, enhance and commercialize the System through its dealings with its Technical Partners, Subsidiaries and Licensees.

         6.1.4 LICENSOR EMPLOYEES. Licensor represents and warrants that it shall require its employees to assign to Licensor all intellectual property rights to the inventions developed by its employees relating to the System.

         6.1.5 DUE ORGANIZATION, GOOD STANDING, AUTHORITY OF LICENSOR. Licensor is a corporation duly organized, validly existing, and in good standing under the laws of North Carolina. Licensor has full right, power, and authority to own its properties and assets, and to carry on its business. To the best of Licensor's knowledge, Licensor is duly licensed, qualified and authorized to do business, and is in good standing in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it makes such licensing, qualification and authorization legally necessary.

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         6.1.6    LICENSE NOT IN CONFLICT WITH OTHER INSTRUMENTS; REQUIRED
                  APPROVALS OBTAINED.

                  6.1.6.1 To the best of Licensor's knowledge, the execution, delivery, and performance of this License by Licensor will not (a) violate or require any registration, qualification, or filing under, (i) any law, statute, ordinance, rule or regulation ("Laws") of any federal, state or local government ("Governments") or any agency, bureau, commission or instrumentality of any Governments, or (ii) any judgment, injunction, order, writ or decree or any court, arbitrator, or Government.

                  6.1.6.2 To the best of Licensors knowledge, the execution, delivery, and performance of this License by Licensor will not conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, or constitute a default under (i) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or any instrument or agreement to which the Licensor is a party or is bound, or (iii) any judgment, injunction, order, writ, or decree of any court, arbitrator, or government by which the Licensor or any of its assets or properties is bound.

         6.1.7 LEGAL PROCEEDINGS-LICENSOR. To the best of Licensor's knowledge, there is no action, suit, proceeding, claim, arbitration, or investigation by any Government or any other person (i) pending to which the Licensor is a party, (ii) threatened against or relating to the Licensor or any of the Licensor's assets or businesses, (iii) challenging the Licensor's right to execute, deliver, or perform under this License, or (iv) asserting any right against Licensor with respect to the System and there is no basis for any such action, suite, proceeding, claim, arbitration, or investigation.

6.2      LICENSEE'S WARRANTIES AND REPRESENTATIONS

         6.2.1 Licensee's Best Efforts. Licensee represents and warrants to use its best efforts to proceed diligently with its manufacture, marketing, distribution, and sale of the Licensed Products and System in the Field of License in accordance with the terms of this Agreement. Licensee shall at its cost and expense use its best efforts and all due diligence to energetically and aggressively develop the market for the Licensed Products in the Field of License, to promote the sale, and use of the Licensed Products and to enhance the reputation and goodwill associated with the Licensed Products. In connection with its obligations under this Article 6.2.1, Licensee shall through its partners in the target market area maintain facilities of a nature and style suitable in the Field of License to facilitate the marketing, distribution, and sale of the Licensed Products; shall, through its sub-licensee partners provide aggressive, dedicated, continuous representation in the Field of License by means of sales and support staff sufficient in number, qualifications, and training to aggressively and effectively promote, market, and service the Licensed Products.


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         6.2.2    LICENSEE TECHNOLOGY. Licensee represents and warrants in
                  recognition of mutual benefits to be derived by Licensee, that it shall grant to Licensor a nonexclusive, royalty free license, with the right to sublicense, to make, use, and sell any Licensee made improvement or enhancement, or improvement or enhancement made on behalf of Licensee, to the Licensed Product (Licensee Technology). With regard to technology developed by Licensee, Licensee represents and warrants that it shall have the sole and exclusive right to grant the license to manufacture, use, sell, and otherwise transfer Licensee's Technology relating to the System to Licensor

         6.2.3 QUALITY OF LICENSED PRODUCTS. Licensee represents, warrants and covenants that it shall diligently inspect goods delivered by Authorized Sources to assure conformity with specifications, grade and quality satisfactory to Licensor, and shall not procure goods from any unauthorized source. Furthermore, Licensee shall not induce any Authorized Source to engage in adulteration, substitution or other practices that would constitute a variance from such specifications, grade and quality and shall not knowingly countenance any such practices.

         6.2.4 LICENSE NOT IN CONFLICT WITH OTHER INSTRUMENTS; REQUIRED APPROVALS OBTAINED.

                  6.2.4.1 To the best of Licensee's knowledge, the execution delivery, and performance of this License by Licensee will not (a) violate or require any registration, qualification, or filing under, (i) any law, statute, ordinance, rule or regulation ("Laws") of any federal, state or local government ("Governments") or any agency, bureau, commission or instrumentality of any Governments, or (ii) any judgment, injunction, order, writ or decree or any court, arbitrator, or Government.

                  6.2.4.2 To the best of Licensee's knowledge, the execution delivery and performance of this License by Licensee will not conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, or constitute a default under (i) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or any instrument or agreement to which the Licensee is a party or is bound, or (iii) any judgment, injunction, order, writ, or decree of any court, arbitrator, or government by which the Licensee or any of its assets or properties is bound.

         6.2.5 LEGAL PROCEEDINGS-LICENSEE. To the best of Licensee's knowledge, there is no action, suit, proceeding, claim, arbitration, or investigation by any Government or any other person (i) pending to which the Licensee is a party, (ii) threatened against or relating to the Licensee or any of the Licensee's assets or businesses, (iii) challenging the Licensee's right to execute, deliver, or perform under this License, or (iv) asserting any right against Licensee with respect to the System and there is no basis for any such action, suite, proceeding, claim, arbitration, or investigation.


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         6.2.6    DUE ORGANIZATION, GOOD STANDING, AUTHORITY OF LICENSEE.
                  Licensee is a Limited Liability Corporation duly organized, validly existing, and in good standing under the laws of Michigan. Licensee has full right, power, and authority to own its properties and assets, and to carry on its business. To the best of Licensee's knowledge, Licensee is duly licensed, qualified and authorized to do business, and is in good standing in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it makes such licensing, qualification and authorization legally necessary.

                                 7.0 ASSIGNMENT

ASSIGNMENT. This Agreement may not be assigned by Licensee without the written consent of Licensor, such consent not to be unreasonably withheld. Furthermore, Licensee may not transfer this Agreement along with the sale or transfer of Licensee's business to a third party without first obtaining the written consent of Licensor, such consent not to be unreasonably withheld. Except as otherwise provided under this Article 7.0, it is expressly understood and agreed that Licensee shall not license, sublicense, or otherwise dispose of the System or rights provided under this Agreement to any third party.

                                8.0 LICENSE FEE

8.1 LICENSE FEE. The Licensee shall pay to the Licensor a License Fee in the amount of Twenty Five Thousand Dollars ($25,000) payable as follows:

         (a) INITIAL LICENSE FEE PAYMENT. Licensee shall pay to Licensor an initial payment of Two Thousand Dollars ($2,000) upon the Effective Date of this Agreement.

         (b) FINAL LICENSE FEE PAYMENT. The balance of the license fee Twenty Three Thousand Dollars ($23,000) shall be due and payable by the Licensee to the Licensor within ten (10) days of the receipt of a functioning/demonstrable and stand alone operational product by the Licensee in accordance with Article 12 of this Agreement coinciding with the start of the initial term of the Agreement

8.2 SURCHARGE. It is understood that Licensor collects a surcharge from Authorized Source(s) that is To Be Determine percent of the final price, before applicable sales tax, that Licensee pays to such Authorized Source(s) for Licensed Product.

               9.0 ACQUIRING RIGHTS TO EXCLUDED FIELDS OF LICENSE

It is understood that Licensor is without the right to grant a license to make, use, sell, sublicense or otherwise transfer the System in any of the Excluded Fields of License in the United States listed and described in Schedule A of this Agreement. Should Licensee desire to acquire an exclusive license to make, use, and sell the System or any component thereof in one or more of the Excluded Fields of License, Licensee shall contact Licensor in writing requesting a grant(s) of such license(s). Licensor shall submit the request to the owner of the Field(s) of License that Licensee wishes to acquire. The owner of the Field(s) of License may grant Licensee, at its sole discretion, an exclusive license in owner's Field of License. The terms and conditions of any such exclusive license shall be negotiated on a case by case basis. Once Licensee acquires one or

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more of the Excluded Fields of License, such acquired Excluded Fields of License shall be deemed as part of Licensee's Field of License for purposes of this Agreement.

                     10.0 INFRINGEMENT AND INDEMNIFICATION

10.1     INFRINGEMENT CLAIMED BY THIRD PARTIES.

         10.1.1 If the Licensee shall be sued for infringement by reason of the Licensee's activities under the license granted in this Agreement, the Licensee shall immediately notify the Licensor and the Licensor shall defend, indemnify, and hold the Licensee harmless against any such claims, which, if proven, would constitute a breach of any of the Licensor's representations or warranties of Article 6.1 above. Provided, however, that the Licensor shall not have a duty to defend if the claim of infringement is based upon acts of the Licensee which go beyond the scope of the Licenses granted, such as by reason of combination of practice under the license and authorized practices, with additional unlicensed activity, which combined licensed and unlicensed activity shall be the subject matter of the infringement action. Without limiting the foregoing, the Licensor shall have the control of any such defense and the right to enter into any settlement and/or compromise of any such claim. The Licensee shall, if requested by Licensor, make such reasonable modifications in the practice of the license granted under this Agreement such as would enable the parties to avoid or mitigate any third-party claims of infringement or misappropriation.

         10.1.2 If Licensor shall be sued for infringement by reason of the Licensor's activities under any cross-license as anticipated by Article 6.2.2, the Licensor shall immediately notify the Licensee and the Licensee shall defend, indemnify, and hold the Licensor harmless against any such claims, which, if proven, would constitute a breach of any of the Licensee's representations or warranties of Article 6.2 above. Provided, however, that the Licensee shall not have a duty to defend if the claim of infringement is based upon acts of the Licensor which go beyond the scope of the Licenses granted, such as by reason of combination of practice under the license and authorized practices, with additional unlicensed activity, which combined licensed and unlicensed activity shall be the subject matter of the infringement action. Without limiting the foregoing, the Licensee shall have the control of any such defense and the right to enter into any settlement and compromise of any such claim or action. The Licensor shall, if requested by Licensee, make such reasonable modifications in the practice of the license granted under this Agreement such as would enable the parties to avoid or mitigate any third-party claims of infringement or misappropriation.

10.2 INFRINGEMENT BY THIRD PARTIES. Licensor shall have the right, but not the obligation, to institute and prosecute any and all suits to enjoin any and all infringers of the '552 Patent where such infringement affects Licensor's use, sale, or rights to the System, and from time to time during the continuance of this Agreement, and at its own expense, may institute any suit or suits it may deem necessary. The Licensor shall have the right to institute and prosecute such suits, and to employ its own counsel for such suits; and


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         Licensor shall pay for all services rendered by counsel so retained, and for all incidental costs and expenses. Licensor agrees that Licensee may join as a party plaintiff in any suit initiated by Licensor pertaining to infringement in the Field of License regarding the System, at Licensee's sole expense, where Licensee deems that joining as a party plaintiff is necessary and in Licensee's best interests.

            11.0 LIMITATIONS OF LIABILITY AND CONSEQUENTIAL DAMAGES

IN NO EVENT, WHETHER BASED ON CONTRACT, INDEMNITY, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL LICENSOR OR ITS SUBCONTRACTORS OR SUPPLIERS, OR ANY OF ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, BE LIABLE FOR (I) SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES; OR (II) ANY LOSSES OR DAMAGES ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM (A) THE PERFORMANCE OF ANY THIRD PARTY NOT HIRED BY LICENSOR, (B) ANY SOFTWARE, HARDWARE OR OTHER PRODUCT OR COMPONENT PROVIDED BY ANY OTHER PARTY, (C) THE RELIANCE BY LICENSOR ON ANY STATEMENT OR REPRESENTATION MADE BY LICENSEE REGARDING A THIRD PARTY VENDOR; OR (D) ANY FAILURES STEMMING FROM PROBLEMS RELATING TO THE YEAR 2000.

                       12.0 TERM OF AGREEMENT AND RENEWAL

12.1 INITIAL TERM OF AGREEMENT. The initial term of this Agreement shall be three (3) years from the date that Licensor provides Licensee with

         (a) The name of an Authorized Source pursuant to Article 3.1 of this Agreement.

         (b) The Licensee is in receipt of a fully operational stand-alone product that can be marketed/demonstrated to potential clients.

         (c)      A product that is "reasonably" priced in accordance with
                  Article 5.1 of this Agreement.

12.2 LICENSEE RENEWAL OPTION. This Exclusive Agreement shall automatically renew for sequential one (1) year periods at a cost of ten thousand dollars ($10,000.00) per year beginning in year four (4) at Licensee option.

                                13.0 TERMINATION

13.1     This Agreement may be terminated as follows:

         (a)      By mutual Agreement of the Parties.

         (b) If the Licensee shall (i) commence a voluntary case under the federal or state bankruptcy laws, (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii)

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         consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due,
         (vi) make a general assignment for the benefit of creditors, (vii) take any corporate action authorizing any of the foregoing, (viii) become the subject of a case or other proceeding in any court of competent jurisdiction seeking relief under the federal bankruptcy laws or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, which proceeding shall continue undismissed or unstayed for a period of sixty consecutive calendar days, or an order granting the relief requested shall be entered, or (ix) become the subject of the appointment of a trustee, receiver, custodian, liquidator or the like, which appointment shall continue undismissed or unstayed for a period of sixty consecutive calendar days.

         (c) If Licensee, without having first terminated this Agreement and ceased obtaining any of the benefits of this Agreement challenges the validity of any patent purported to be licensed by the Licensee under this Agreement.

         (d) If Licensee does not procure Licensed Product from an Authorized Source pursuant to Article 3.4.

         (e) By either party due to the other party's material breach of its obligations under this Agreement, upon giving written notice.

13.2 Upon termination of this Agreement, any and all rights which the Licensee shall have or possess under this Agreement shall permanently cease and be by it relinquished and surrendered to the Licensor. If such termination is not due to a Licensee breach of this Agreement, Licensee shall have the right to sell all Licensed Products already manufactured and in its possession for a period of three (3) months following the termination date. Should termination of this Agreement be due to a Licensee breach, then Licensee shall, upon termination, transfer all Licensed Products to Licensor (unless otherwise agreed to in writing by Licensor).

                                  14.0 MARKING

         The Licensee shall use such certification mark(s), trademark(s), and/or other marking(s) as may from time to time be adopted by the Licensor to indicate to the public that the Licensed Products are genuine licensed products, and/or to indicate the patent protection applicable thereto (Licensor Mark(s)). The Licensee shall in any event when requested by Licensor mark the patent number of each patent covering the Licensed Products, on each Licensed Product manufactured, sold or otherwise distributed by the Licensee in a manner satisfactory to Licensor; and shall use the trademark registration symbol adjacent any registered trademark to the extent permitted by law. However, it is agreed and understood that Licensee may use its own certification mark(s), trademarks, and/or other marking(s) (Licensee Mark(s)) as Licensee may from time to time adopt, on Licensed Products. It is further agreed and understood that Licensee may use Licensee Mark(s) conspicuously on Licensed Products, and may use Licensor Mark(s) less conspicuously. By way of example, Licensee may apply Licensee Mark(s) in large bold type or design on the primary display surface of Licensed Product and apply Licensor Mark(s) on a secondary surface of Licensed Product in small, but readable, type or design.

                   15.0 NO BUSINESS OPPORTUNITY OR FRANCHISE

         This Agreement is not intended to be, and shall not be construed to be, the granting of a business opportunity or of a franchise under the laws of the United States or any state or territory thereof. The Licensee warrants to the Licensor that the Licensee possesses business expertise relevant to the field in which it will engage pursuant to the license granted herein. The Licensee acknowledges that the Licensor is not obligated by this Agreement to provide any business advice or business assistance of any kind or nature whatsoever, including but not limited to the provision of a prescribed marketing plan or system, and warrants that the Licensee has not received, and does not expect to receive, any business advice or assistance from Licensor on which it has relied or intends to rely in any manner whatsoever. The Licensee further acknowledges that the Licensee, in evaluating the propriety of entering into this Agreement, has relied exclusively on its own advisors and not on any representations made by the Licensor except such representations as are expressly stated in the words of this Agreement.

                   16.0 NO INVESTMENT OR SECURITIES OFFERING

         The Licensee represents and warrants that the Licensor shall not, by reason of entering into this license with the Licensee, be or become obligated to file a registration statement with the Securities and Exchange Commission to qualify the License to fall under the blue sky laws of any state. Furthermore, notwithstanding any other provision of this Agreement, the Licensee shall not enter into any transaction regarding the License that would require the Licensor to file a registration statement with the Securities and Exchange Commission to qualify the License to fall under the blue sky laws of any state. Any violation of this Article 16.0 is a material default that shall entitle the Licensor to terminate this Agreement.

                   17.0 CONSENT TO ADVERTISING AND PUBLICITY

         The Licensor may issue and disseminate to the public information describing the license entered into with the Licensee, including the name and address of the Licensee, the general terms of the agreement, and a general description of the Licensee's business.

                               18.0 GOVERNING LAW

         This Agreement shall be interpreted and construed in accordance with the laws of the United States and the laws of the State of North Carolina.

                          19.0 INDEPENDENT CONTRACTORS

         The Parties to this Agreement are independent contractors. Nothing in this Agreement is to be construed as making either party an agent of or joint venturer with the other.

               20.0 UNSERVED AND/OR UNDERSERVED FIELD OR LICENSE

20.1 At any time after the first year during the term of this License (or any extensions thereof) should Licensor determine that some area or areas within the "Field of License" are not being served or are being underserved by Licensee, Licensor may notify Licensee in writing of such determination. This notification shall clearly reference Article
         20.0 of this Agreement as its basis and give reasonable evidence in support of Licensor's determination of such unserved and/or underserved areas.

20.2 Licensee shall acknowledge this notice in writing within ten (10) business days and respond to this same notice in writing within ninety
         (90) days setting forth Licensee's plans to serve or better serve the subject area. Should Licensor and Licensee agree on plan(s) proposed by Licensee or Licensor, no further action under this provision of Article
         20.0 will be necessary. Should Licensor and Licensee fail to agree on such plan(s) within thirty (30) days of Licensor's receipt of such plan(s), and should Licensor believe the subject area to be materially unserved or underserved to the detriment of all parties, then the matter will be submitted to arbitration under Article 24 of this Agreement.

20.3 Should such arbitration process result in the determination that Licensor's position is correct, Licensee shall 1) sublicense the unserved area(s) to parties reasonably capable of and willing to deliver such services and or 2) allow the re-licensing of these areas, splitting all revenues therefrom between Licensor and Licensee on a fifty/fifty (50/50) basis.

                    21.0 COMPLETE AGREEMENT AND MODIFICATION

         This Agreement represents the entire agreement, both written and oral of the Parties, and supersedes and replaces any prior written or oral agreements between Licensee and Licensor. This Agreement may be amended only in a writing stating that it is an amendment or modification of this Agreement, and signed by an authorized representative of each of the Parties hereto.

                                  22.0 NOTICES

         Any notice required to be given under this Agreement shall be properly given if delivered by first-class mail as follows:

ID Technologies Corporation        BrentScott Associates, LLC
2506 West Nash Street, Suite C     5050 Barney Road, Suite A
Wilson, North Carolina 27896       Traverse City, MI 49684
Attention: President               Attention: Brent H. Nichols, General Partner

                              23.0 CONFIDENTIALITY

         The Parties acknowledge that in order to carry out the License granted hereunder, it may be necessary for either Parties to transfer or disclose certain trade secrets that have been developed by Licensor and/or Licensee, or on their behalf at great expense and that have required considerable effort of skilled professionals. The Parties acknowledge and agree that in no event shall either Party disclose any such trade secrets to any third party. In the event that it is necessary to transfer or otherwise disclose such trade secret and confidential information to either Party, or an Authorized Source, then the party disclosing such trade secrets or confidential information shall require the party to which the information is being disclosed to sign a confidentiality agreement, requiring that in no event shall the receiving party disclose any such trade secrets and confidential information to a third party. Confidential information shall be that information disclosed or transferred to either Party that is marked "Confidential," or information disclosed or transferred to either party that at the time of such disclosure or transfer the party receiving such disclosure was informed that the information must be treated by the receiving Party as confidential.

                                24.0 ARBITRATION

         Any dispute under this Agreement not resolved within thirty (30) days of notice to the other party shall be submitted to binding arbitration under the rules of the American Arbitration Associated then in effect. There shall be no appeal from the decision other than for gross violation of due process or fraud in the conduct of the arbitration. Judgment upon the decision may be entered in a state or federal court, as may be appropriate, selected by the party of whom arbitration was requested, or, if that party declines to promptly select such a court, in a court selected by the party who had requested arbitration. The parties irrevocably agree, for this purpose only, to submit to the jurisdiction of such a court, or application may be made to such court for confirmation of the decision, for judicial acceptance thereof, for an order of enforcement, or for any other legal remedies that may be necessary to effectuate the decision. The expense of the arbitration and/or arbitrators shall be shared equally by the Parties. Each of the Parties shall bear its own arbitration costs, including without limitation its own costs of preparation, attorneys' fees, and witness fees and expenses. In the event of litigation between the Parties, arbitration may be so requested at any time prior to the beginning of a trial. Any required arbitration shall be held at a site in North Carolina as determined by Licensor.

                               25.0 SEVERABILITY

         If any provisions of this Agreement shall be construed to be illegal or invalid, the legality of the validity of any other provisions hereof shall not be affected hereby. Any illegal or invalid provision of this Agreement shall be severable, and all provisions shall remain in full force and effect.

                26.0 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All of the representations and warranties of the parties contained in this Agreement, the indemnification provisions of Article 10, and the Limitations of Liability and Consequential Damages provisions of Article 11 shall survive termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have through a duly authorized officer thereof duly executed this Agreement on the dates indicated below to be effective as of the day first indicated above.

ID Technologies Corporation (Licensor)     BrentScott Associates, LLC (Licensee)



By:      /s/  J. Phillips L. Johnston      By:      /s/  Brent H. Nichols
   -------------------------------------      ----------------------------------
     J. Phillips L. Johnston                    Brent H. Nichols

Title:  President                          Title:  General Partner

Date:    October 1, 1999                   Date:             October 1, 1999
      ----------------------------------         -------------------------------

THE FOLLOWING SCHEDULES, WHEN INITIALED BY BOTH PARTIES, ARE INCORPORATED HEREIN BY REFERENCE:

LICENSOR                         LICENSEE

-----------------------          ------------------------      Exhibit A

-----------------------          ------------------------      Exhibit B

-----------------------          ------------------------      Exhibit C

                                   SCHEDULE A
                           EXCLUDED FIELDS OF LICENSE


The Excluded Fields of License are:

1. Use of the system for United States FAA approved airline and airport facilities throughout the world, in particular, for airline and airport personnel identification and security systems.

2. Use of the system for general purpose credit and debit cards (Visa, MasterCard, American Express, Discover Card, Carte Blanche, Diners Club, etc.) or general purpose bank-issued cards of various forms.

3.   Use of the System for Internet security.

4. Use of the system in computer security applications, including facilities and computer access control and information security applications utilizing computer networks including the Internet.

5. Use of the system in financial applications including government, treasury, banking, credit and debit cards, and regulatory applications.

6. Use of the system in hotel security industry, including hotel door locking devices, in-room safes, mini-bars, and all associated security systems.

                                   SCHEDULE B
                             CERTIFICATE OF LICENSE


[NAME OF LICENSEE]

BrentScott Associates, LLC
5050 Barney Road, Suite A
Traverse City, MI  49684

Licensee Number: _______________________________

Authorized by: _________________________________        Date: _________________
Officer of ID Technologies Corporation

                                   SCHEDULE C
                         LICENSEE'S INTENDED INDUSTRIES


1. All government agencies and ministries within the member states of the Gulf Cooperation Counsel (GCC) as defined in 2.1 including but not limited to the Ministries of the Interior, Defense and Aviation, Finance, Oil, Religion, Pilgrimage, Commerce and Industry, Tourism etc.

2. All commercial agencies and business applications within the member states of the GCC as defined in 2. 1.

3. Initial specific applications may be male civil registration cards, male identification cards, female identification cards, expatriate ID and work permits, airport security systems, drivers licenses, passports, Hajj and Umrah identification cards, residence permits, military identification, high security and sensitive area access cards, vehicle identification and ownership documentation, etc.

4. Security as pertains to the protection and filtration of materials and information deemed not acceptable for public consumption by the Governments of GCC member States.